Exhibit 99.1

Shineco, Inc. Enters into Strategic Cooperation Agreement to Establish an Apocynum Industrial Park in Xinjiang, China

BEIJING, September 22, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the company, through its wholly owned subsidiary Beijing Tenet-Jove Technological Development Co, Ltd., has entered into a Strategic Cooperation Agreement (the “Agreement”) with Mr. Jianjun Wang, who is experienced in apocynum planting, manufacturing and knowledgeable in apocynum market and administration procedures with relevant authorities in apocynum industry in China, to establish an Apocynum Industrial Park in Xinjiang, China.

Pursuant to the Agreement entered into on September 21, 2017, both parties have agreed to establish a joint venture company, namely, Xinjiang Shineco Taihe Agriculture Technology Ltd. (“Xinjiang Taihe”) to hold and operate the Apocynum Industrial Park, with a total investment of RMB 50 million (approximately $7.57 million USD), of which the Company will invest RMB 47.5 million and Mr. Wang will invest RMB 2.5 million. Upon the closing of the Agreement, Shineco will own 95% of the equity interest of Xinjiang Taihe.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated "We intend to establish a 300,000 mu (approximately 50,000 acres) modern Apocynum Industrial Park to implement the industrialization of apocynum in three years. The Apocynum Industrial Park is expected to contribute $40 million revenue to Shineco by the end of 2018.” Mr. Zhang continued: “Today’s announcement is another milestone for the growth of our business in apocynum market and reflects our strong commitment to Chinese apocynum development."

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com